LOAN AGREEMENT

FLORA GROWTH CORP., a corporation existing pursuant to the laws of the Province of Ontario (hereinafter referred to as the “Borrower”)

                                        OF THE FIRST PART
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SULLIDEN MINING CAPITAL INC., a corporation existing pursuant to the laws of the Province of Ontario (hereinafter referred to as the “Lender”)

                              OF THE SECOND PART

WHEREAS the Lender has agreed to lend, and the Borrower has agreed to borrow up to US$250,000 (the “Loan”) subject to the terms and conditions contained in this Loan Agreement;

NOW THEREFORE in consideration of the mutual promises and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	The Loan

The Lender hereby agrees to lend to the Borrower the principal sum of up to US$250,000 in lawful money of the United States of America (the “Principal”). The Borrower agrees that interest shall be calculated and payable at a rate of 12.0% per annum and any accrued interest shall be payable on the maturity date.

2.	Repayment

The Borrower shall repay the outstanding Principal and all accrued interest in full by no later than March 31, 2020 (the “Term”). The Borrower may repay the Loan at any time prior to the end of the Term.

3.	Use of Proceeds

The Borrower shall use the proceeds of the Loan solely for general corporate purposes.

4.	Waivers Generally

No waiver of any right or remedy of the Lender hereunder shall be effective unless in writing and signed by the Lender and any waiver granted by the Lender shall be effective only to the extent and in the circumstances specified therein. No failure, delay or omission by the Lender to exercise or enforce any rights or remedies under this Loan Agreement shall constitute a waiver thereof or of any other rights or remedies of the Lender.

5.	Events of Default

An event of default (“Event of Default”) shall occur if:

a.	The Borrower shall fail to pay to the Lender any amount of Principal, interest or any other amount when due and payable hereunder;

b.	The Borrower shall fail to use the proceeds of the Loan exactly in accordance with the requirements set out in Section 3 hereunder;

c.	The Borrower shall sell or attempt to sell all or substantially all its assets;

d.
A creditor shall take or purport to take possession or to assert a prior claim, hypothec or lien in respect of any substantial part of the property of the Borrower and such procedure is not contested in good faith by the Borrower immediately upon such event, or if a lien, execution, distress or any process of any court be levied or enforced against any of the foregoing and remain unsatisfied for such period as would permit such property or such part thereof to be sold thereunder;

e.
A resolution is passed or a petition filed for the wind-up or liquidation of the Borrower or if the Borrower institutes proceedings under any bankruptcy, insolvency or analogous law or is adjudicated as bankrupt or insolvent, or consents to (or fails to contest in good faith) the institution of bankruptcy or insolvency proceedings against it or makes (or serves notice of intention to make) any proposal under any bankruptcy, insolvency or analogous laws, or consents (or fails to contest in good faith) to the filing of any such petition or to the appointment of a receiver of, or of any substantial part of, the property of the Borrower or makes a general assignment for the benefit of creditors, or makes or agrees to make any bulk sale without complying with the provisions of any applicable bulk sale provision, or admits (in writing or otherwise) its inability to pay its debts generally as they become due, or ceases or threatens to cease to carry on business as a going concern, or takes corporate action in furtherance of any of the aforesaid purposes; or

f.	In the event of any breach or default by the Borrower of its obligations, undertakings, covenants, representations and warranties pursuant to this Loan Agreement.

In each and every such Event of Default the Lender may, at its option, by written notice to the Borrower declare the Principal advanced pursuant to this Loan Agreement outstanding hereunder, together with all other amounts payable hereunder (including any interest thereon accrued and unpaid), to be due and payable and the same shall forthwith become immediately due and payable to the Lender, anything therein or herein to the contrary notwithstanding, and the Borrower shall pay forthwith to the Lender the amount of the Principal then outstanding and all other amounts payable hereunder, from the date of the said declaration until payment is received by the Lender.

Should an Event of Default occur, the Lender may, at its option, exercise its rights by any act, proceeding, recourse or procedure authorized or permitted by law and may file its proof and any other documents necessary or desirable so that the request of the Lender may be considered in any liquidation or other proceeding with respect to the Borrower.

6.	Miscellaneous

No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law or by statute.

The delay or omission of the Lender to exercise any recourse mentioned above shall not invalidate any such recourse nor be interpreted as a waiver of any default hereunder.

The Borrower shall assume and pay all reasonable costs, charges and expenses including reasonable solicitors’ costs, charges and expenses as between solicitor and his own client that may be incurred by the Lender in respect of any proceedings taken or things done by the Lender or on its behalf in connection with this Loan Agreement to collect all amounts due hereunder, and the Borrower shall consent to those costs, charges and expenses being charged.

7.	Assigns, Successors and Governing Law

This Loan Agreement shall not be assignable by the Borrower without the prior written consent of the Lender. This Loan Agreement shall enure to the benefit of and be binding upon the respective successors of the Borrower and the Lender and the assigns of the Lender and the permitted assigns of the Borrower. This Loan Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

Dated as of the 6th day of November, 2019

FLORA GROWTH CORP.

By: /s/Damian Lopez
     Authorized Signing Officer

SULLIDEN MINING CAPITAL INC.

By: /s/Deborah Battiston
     Authorized Signing Officer

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